Code of Ethics

March 2019

Table of Contents

1.	Introduction to the Code of Ethics	3
2.	Definitions	4
3.	Standards of Business Conduct	7
4.	Access Persons	8
5.	Custodial Account Reporting	9
6.	Chief Compliance Officer's Designees	10
7.	Personal Securities Trading Limitations	11
8.	Personal Securities Transactions	12
9.	Preclearance for Reportable Securities	13
10.	Compliance Procedures for Employee Personal Investments	14
11.	Margin Transactions	16
12.	Limit Orders	17
13.	Prohibition Against Insider Trading	18
14.	Interested Transactions	20
15.	Protecting the Confidentiality of Client Information	21
16.	Political Contributions	23
17.	Gifts and Entertainment	25
18.	Service as an Officer, Director, or Trustee	26
19.	Whistleblower Policy	27
20.	Reporting Violations and Sanctions	28
21.	Records	29
22.	Acknowledgement	30
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Introduction to the Code of Ethics

This Code of Ethics (“Code”) has been adopted by Wellesley Asset Management, Inc. and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Wellesley Asset Management, Inc. and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Wellesley Asset Management, Inc. and its employees owe a fiduciary duty to Wellesley Asset Management, Inc.'s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm, and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Wellesley Asset Management, Inc. continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Wellesley Asset Management, Inc. and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this Section involves more than acting with honesty and good faith alone. It means that Wellesley Asset Management, Inc. has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Wellesley Asset Management, Inc. and its employees are subject to the following specific fiduciary obligations when dealing with clients:

● The duty to have a reasonable, independent basis for the investment advice provided;

● The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

● The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

●	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Wellesley Asset Management, Inc. expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Wellesley Asset Management, Inc. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Wellesley Asset Management, Inc. Wellesley Asset Management, Inc.'s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer (CCO) for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Wellesley Asset Management, Inc.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Wellesley Asset Management, Inc. in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Every year, employees will (1) complete a questionnaire about circumstances that may require regulatory disclosure, and (2) inform Wellesley Asset Management, Inc. immediately if any of their questionnaire answers would change.

Recognizing the importance of maintaining the Firm's reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the Chief Compliance Officer immediately if he or she becomes involved in or is threatened with litigation or an administrative investigation or legal proceeding of any kind. Wellesley Asset Management, Inc. will maintain such information on a confidential basis.

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Definitions

For the purposes of this Code, the following definitions shall apply:

●  "1933 Act" means the Securities Act of 1933, as amended.

●  1934 Act" means the Securities Exchange Act of 1934, as amended.

●  "Access person" means any supervised person who: has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund the Firm or its control affiliates manage or has access to securities recommendations; or is involved in making securities recommendations to clients that are nonpublic.

●  Account" or "covered account" means accounts of any supervised person of the Firm deemed to be an access person and includes accounts of such access person's immediate family (e.g., a spouse or domestic partner, the spouse's or domestic partner's children residing in the same household, or to whom the access person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the access person has a beneficial interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.

●  "Advisers Act" means the Investment Advisers Act of 1940, as amended.

●  "Advisory persons" means employees and certain control persons (and their employees) who make; participate in, or obtain information regarding fund securities transactions or whose functions relate to the making of recommendations with respect to fund transactions.

●  "Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

●  "Beneficial interest" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●  "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●  "Blackout period" represents a time frame during which access persons are prohibited from trading in securities in which client transactions in the same security are being considered or traded.

●  "Chief Compliance Officer" (CCO) refers to the Chief Compliance Officer of Wellesley Asset Management, Inc.

●  "Contribution" means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

Note: A contribution by a limited partner or a limited partnership adviser, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

●  "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

●  "Covered associate" means (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee ("PAC") controlled by the adviser or by any such persons described in clauses (i) or (ii). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

●  "Covered investment pool" means (i) an investment company registered under the Investment Company Act of 1940 (e.g., mutual fund) that is an investment option of a plan or program of a government entity; or (ii) any company that is exempt from registering under the Investment Company Act because it either (a) has less than 100 shareholders ("3(c)(1) funds"); (b) has only qualified purchasers ("3(c)(7) funds"); or (c) are collective investment funds maintained by a bank ("3(c)(11) funds"). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

●  "Front running" can occur when an individual purchases at a lower price or sells at a higher price before

(i) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) issuance or change in an investment adviser's securities recommendation to purchase or sell a security while in possession of material nonpublic information.

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●  "Government entity" means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

●  "Initial public offering" (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

●  "Inside information" means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the 'total mix' of information available.

●  "Insider" is broadly defined as it applies to Wellesley Asset Management, Inc.'s Insider Trading Policy and Procedures. It includes our Firm's officers, directors and employees. In addition, a person can be a "temporary insider" if they enter into a special confidential relationship in the conduct of the company's affairs and, as a result, is given access to information solely for Wellesley Asset Management, Inc.'s purposes. A temporary insider can include, among others, Wellesley Asset Management, Inc.'s attorneys, accountants, consultants, and the employees of such organizations. Furthermore, Wellesley Asset Management, Inc. may become a temporary insider of a client it advises or for which it performs other services. If a client expects Wellesley Asset Management, Inc. to keep the disclosed non-public information confidential and the relationship implies such a duty, then Wellesley Asset Management, Inc. will be considered an insider.

●  "Insider trading" is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an "insider") or to the communication of material, non-public information to others.

●  "Investment person" means a supervised person of Wellesley Asset Management, Inc. who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who helps execute and/or implement the portfolio manager's decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls Wellesley Asset Management, Inc. and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts.

●  "Investment-related" means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

●  "Limited offering" means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

●  "Official" means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

●  "Plan or program of a government entity" means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a "qualified tuition plan" authorized by Section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by Section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

●  "Private fund" means an issuer that would be an investment company as defined in Section 3 of the Investment Company Act of 1940 but for Section 3(c)(1) or 3(c)(7) of that Act.

●  "Registered fund" means an investment company registered under the Investment Company Act.

●  "Reportable fund" means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter.

●  "Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt

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instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Wellesley Asset Management, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Wellesley Asset Management, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless Wellesley Asset Management, Inc. or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

●  "Restricted list" typically represents a list of issuers about which an adviser has inside information, and results in prohibitions on effecting either client or personal trades in such securities.

●  "Supervised persons" means any directors, officers and partners of Wellesley Asset Management, Inc. (or other persons occupying a similar status or performing similar functions); employees of Wellesley Asset Management, Inc.; and any other person who provides advice on behalf of Wellesley Asset Management, Inc. and is subject to Wellesley Asset Management, Inc.'s supervision and control.

●  "Tipping" means communication of material nonpublic information to others.

●  "Watch list securities" typically represent a list of issuers currently being evaluated as potential investment opportunities. Advisers may restrict trading in such securities by one or more of the Firm's securities analysts or may more broadly apply the restriction to some or all access persons.

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Standards of Business Conduct

Wellesley Asset Management, Inc. places the highest priority on maintaining its reputation for integrity and professionalism. Our reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Wellesley Asset Management, Inc.'s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for Wellesley Asset Management, Inc. or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

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Access Persons

For purposes of complying with Wellesley Asset Management, Inc.'s Code of Ethics, generally all supervised persons of the Firm are regarded as access persons and are therefore subject to all applicable personal securities trading procedures and reporting obligations as set forth in this Code.

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Custodial Account Reporting

All access persons are required to notify the CCO prior to or at the time of establishing a new custodial account or the closing of an existing custodial account, providing the following details:

Account Name

Name of Broker, Dealer or Bank

Date Established (or) Closed

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Chief Compliance Officer's Designees

In accordance with regulatory requirements, each access person's personal trades (including preclearance requests and post-trade monitoring) and associated reports may be reviewed by the CCO and/or such other persons authorized by the CCO as the access person's designated reviewer.

The CCO has identified the following individual(s) as his designees: The President, Chief Operating Officer, the Vice President of Compliance, and Portfolio Manager.

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Personal Securities Trading Limitations

Wellesley Asset Management, Inc.'s fiduciary duty to clients and the obligation of all Firm employees to uphold that fundamental duty, includes first and foremost the duty at all times to place the interests of clients first. As such, Wellesley Asset Management, Inc. expects all employees to work diligently in meeting client expectations and fulfilling their job responsibilities.

Although Wellesley Asset Management, Inc.'s policy does not impose strict limitations as to the number of transactions an access person is permitted to execute during a defined timeframe, the scope and volume of personal trading by access persons shall be periodically assessed. The Firm also recognizes that excessive trading may impede the ability of an individual to fulfill his or her primary obligation to our clients. In such circumstances, Wellesley Asset Management, Inc. retains the discretionary authority to impose limitations on the personal trading activities of the access person. Furthermore, and as part of Wellesley Asset Management, Inc.'s oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.

Any questions concerning this policy should be directed to the CCO.

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Personal Securities Transactions

General Policy

Wellesley Asset Management, Inc. has adopted the following principles governing personal investment activities by Wellesley Asset Management, Inc.'s supervised persons:

●	the interests of client accounts shall at all times be placed first;
●	all personal securities transactions shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
●	supervised persons must not take inappropriate advantage of their positions.

The Code of Ethics rule mandates pre-approval of the following types of investments:

Preclearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering (IPO) for his or her account, as defined herein without the prior written approval of CCO and/or his or her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Preclearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO and/or his or her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Wellesley Asset Management, Inc. currently manages a private fund. Because Wellesley Asset Management, Inc. encourages employees to personally invest in the same portfolio(s) and securities that are held by our clients, access persons of the Firm may be permitted to invest in the private fund.

An access person is required to complete the requisite subscription documents prior to any initial investment in the private fund. Acceptance and approval of the access person's subscription documents shall constitute the Firm's requisite preclearance requirements provided that all proposed transactions are submitted utilizing a preclearance request form (see Annex A).

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Preclearance for Reportable Securities

Wellesley Asset Management, Inc. has instituted a policy whereby supervised persons are prohibited from trading any reportable security for a covered account that is not bundled with other firm clients, unless preclearance for each such transaction is granted by the CCO or other designee. Any questions whatsoever regarding this policy should be directed to either the CCO or President. A supervised person is permitted, without obtaining preclearance, to purchase or sell any exempt (non-reportable) security.

A supervised person may, directly or indirectly, dispose of beneficial ownership of such reportable securities only if: (i) such purchase or sale has been approved by either the CCO, President, or Vice President of Compliance; (ii) the approved transaction is completed by the close of business on the same trading day such approval is granted; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

In seeking preclearance for such transactions, the access person must provide the Personal Trading Preclearance Request Form to the CCO or VP of Compliance with the following information:

Name of access person

Date

Name of account in which trade will take place

Name of broker that will execute the trade

Whether the requested trade is a buy or a sell

Description of security to be traded

Quantity of security to be traded

Estimated dollar value of trade

The CCO or other designee monitors all transactions by all supervised persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

The Personal Trading Preclearance Request Form is attached as Annex A.

Wellesley Asset Management requires Access Persons to preclear transactions in all “Reportable Securities,” which include any security, except:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality sort-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by non-affiliated or non-proprietary open-end investment companies registered in the U.S.;
•	Interests in 529 college savings plans; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Wellesley Asset Management or an affiliate.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements.

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Compliance Procedures for Employee Personal Investments

1.    Initial Holdings Report

Every supervised person shall, no later than 10 business days after the person becomes a supervised person, file an initial holdings report containing the following information:

● The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

● The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

●	The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2.    Quarterly Holdings Report

Every supervised person shall, no later than thirty (30) days after the end of each calendar quarter, file a quarterly holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.    Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a security in which the supervised persons had any direct or indirect beneficial ownership:

● The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
●	The price of the reportable security at which the transaction was affected;
●	The name of the broker, dealer or bank with or through whom the transaction was affected; and
●	The date the report is submitted by the supervised person.

4.    Annual Holdings Reports

Every supervised person must, on an annual basis, report all holdings of reportable securities in which they have beneficial interest by completing an Annual Holdings Reporting Form. The holdings reported on the form must be current as of no more than 45 days prior to the submission of such reports. Annual Holdings Reporting Forms must be submitted to the CCO or Vice President of Compliance.

5.    Exempt Transactions

A supervised person need not submit a report with respect to:

● Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

●	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;

● A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Wellesley Asset Management, Inc. holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

6.    Monitoring and Review of Personal Securities Transactions

The CCO, or such other individual(s) designated in this Code of Ethics, will monitor and review all reports required under the Code for compliance with Wellesley Asset Management, Inc.'s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of supervised persons

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regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Wellesley Asset Management, Inc. Any transactions for any accounts of the CCO will be reviewed and approved by the President, or Vice President of Compliance.

7.    Education

As appropriate, Wellesley Asset Management, Inc. will provide employees with annual training regarding the Firm's Code of Ethics and related issues to remind employees of their obligations, and amendments and regulatory changes.

8.    General Sanction Guidelines

It should be emphasized that all required filings and reports under the Firm's Code of Ethics shall be monitored by the Chief Compliance Officer or such other individual(s) designated in this Code of Ethics. The Chief Compliance Officer will receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines only, allowing Wellesley Asset Management, Inc. to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

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Margin Transactions

Securities held in a margin account may be sold by the broker if an employee fails to meet a margin call. Employees may not have control over these transactions as the securities may be sold at certain times without the employee's consent. A margin sale that occurs when an employee is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading.

Although Wellesley Asset Management, Inc.'s policies do not expressly prohibit access persons' ability to purchase securities on margin, all preclearance requests for margin transactions shall be processed manually, and the Firm retains the discretionary authority to approve or deny any such requests on a trade-by-trade basis.

Furthermore, and as part of Wellesley Asset Management, Inc.'s oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.

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Limit Orders

Although Wellesley Asset Management, Inc.'s policies generally permit access persons to place limit orders, all preclearance requests seeking preapproval for placement of a limit order shall be subject to manual review. Wellesley Asset Management, Inc. retains the authority to approve or deny such requests on a trade-by-trade basis.

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Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Wellesley Asset Management, Inc. to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and Wellesley Asset Management, Inc. may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Wellesley Asset Management, Inc. and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Wellesley Asset Management, Inc.), while in the possession of material, nonpublic information, nor may any personnel of Wellesley Asset Management, Inc. communicate material, nonpublic information to others in violation of the law.

1.    What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but also to Wellesley Asset Management, Inc.'s securities recommendations and client securities holdings and transactions.

2.    What is Nonpublic Information?

Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.    Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Wellesley Asset Management, Inc. ("Client Accounts"), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

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●	Report the information and proposed trade immediately to the CCO.
●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.
●	Do not communicate the information inside or outside the Firm, other than to the CCO.
●	After the CCO has reviewed the issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the CCO before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4.    Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Wellesley Asset Management, Inc. or another person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Wellesley Asset Management, Inc. must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5.    Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Wellesley Asset Management, Inc. and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.    Restricted/Watch Lists

Although Wellesley Asset Management, Inc. does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a "restricted list." Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.

The CCO may place certain securities on a "watch list." Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list.

Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on a restricted list or a watch list.

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Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

●	any direct or indirect beneficial ownership of any securities of such issuer;
●	any contemplated transaction by such person in such securities;
●	any position with such issuer or its affiliates; and
●	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.
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Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of the investment advisory activities of Wellesley Asset Management, Inc., the Firm gains access to nonpublic information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Wellesley Asset Management, Inc. to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Wellesley Asset Management, Inc.’s current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Wellesley Asset Management, Inc.'s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction. Wellesley Asset Management, Inc. does not share Confidential Client Information with any third parties, except in the following circumstances:

● as required by regulatory authorities or law enforcement officials who have jurisdiction over Wellesley Asset Management, Inc., or as otherwise required by any applicable law. In the event Wellesley Asset Management, Inc. is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Wellesley Asset Management, Inc. shall disclose only such information, and only in such detail, as is legally required; and

● to the extent reasonably necessary to prevent fraud, unauthorized transactions or liability;

● if such confidential information impedes an individual from communicating with SEC or other regulatory staff about a possible securities law or violation.

Wellesley Asset Management will take no action to impede an individual from communicating directly with SEC staff about a possible securities law violation, including enforcing, or threatening to enforce, this policy or confidentiality agreement.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Wellesley Asset Management, Inc., from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to regulatory agencies or to other such supervised persons or third parties who need to have access to such information to deliver Wellesley Asset Management, Inc.'s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Wellesley Asset Management, Inc., must return all such documents to Wellesley Asset Management, Inc.

Any supervised person who violates the non-disclosure policy described above shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Wellesley Asset Management, Inc. enforces the following policies and procedures to protect the security of Confidential Client Information:

● the Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Wellesley Asset Management, Inc.'s services to clients;

● any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a

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secure compartment, file or receptacle on a daily basis at of the close of each business day;

● all electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

● any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Wellesley Asset Management, Inc. and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally, identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Wellesley Asset Management, Inc. has adopted policies and procedures to safeguard the information of natural person clients.

Wellesley Asset Management, Inc. is also the advisor to various mutual funds of the Miller Investment Trust. Accordingly, no employee of Wellesley Asset Management, Inc. may directly or indirectly, release non-public portfolio holdings information, or statistical information based thereon which could reasonably be used to determine a Fund's portfolio holdings, except as expressly authorized by such Fund's portfolio holdings disclosure policy and set forth in its Statement of Additional Information. With respect to portfolio holdings information contained in public SEC filings, it is the responsibility of the employee to verify that such filing is publicly available through EDGAR search on www.sec.gov before releasing such information.

Furthermore, and pursuant to the SEC's adoption of Regulation S-ID: Identity Theft Red Flag Rules, all “financial institutions” and “creditors” (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts ("covered accounts"). Wellesley Asset Management, Inc. has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flag’s regulations.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing Wellesley Asset Management, Inc.'s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of the CCO.

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Political Contributions

The SEC adopted the “Pay-to-Play Rule” which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees (“covered associates”) can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following terms apply to Wellesley Asset Management, Inc.'s Political Contributions policy:

"Contribution" is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

"Covered Associate" means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee ("PAC") controlled by the adviser or by any of its covered associates. Wellesley Asset Management, Inc. takes a more conservative approach and for purposes of this policy, considers all access persons to be covered associates.

The rule contains three major prohibitions: (1) if the adviser or a covered associate makes a contribution to an official of a government entity who is in a position to influence the award of the government entity's business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a “timeout” period); (2) an adviser and its “covered associates” are prohibited from engaging in a broad range of fundraising activities for government officials or political parties in the localities where the adviser is providing or seeking business from a government client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a government client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing "anything indirectly which, if done directly" would violate the rule. This reflects the SEC's concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser's covered associate that is a natural person to contribute: (i) up to $350 to an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the official at the time of the contribution; and (ii) up to $150 to an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the official at the time of the contribution.

General Policy

It is Wellesley Asset Management, Inc.'s policy to permit the firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

Wellesley Asset Management, Inc. recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our firm's policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

Because violations of the rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, Wellesley Asset Management, Inc.'s practice is to monitor and require prior approval of any political contributions to government officials.

● The CCO, or other designee, will obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date he/she becomes a covered associate); such review may include an online search of the individual's contribution history as part of the firm's general background check.

● On at least an annual basis, the CCO, or other designee, will require covered associates to confirm that such person(s) have reported any and all political contributions.

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Preclearance Required by Covered Associates for Political Contributions

No covered associate shall make a political contribution without prior written approval of the CCO who has been provided with full details of the proposed contribution.

Note that while the Pay-to-Play Rule permits de minimis contributions to be made without triggering a timeout period, Wellesley Asset Management, Inc. requires covered associates to obtain preclearance of such contributions to ensure that the Firm has complete and accurate records regarding political contributions made by its covered associates.

In addition, employees deemed to be covered associates are required to obtain approval from the Chief Compliance Officer, prior to agreeing to serve on the host committee for a political fundraiser.

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Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Wellesley Asset Management, Inc. has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Wellesley Asset Management, Inc.'s policy with respect to gifts and entertainment is as follows:

● Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

● Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Wellesley Asset Management, Inc., or that others might reasonably believe would influence those decisions;

● Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

● Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

● Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Wellesley Asset Management, Inc., including gifts and gratuities with value in excess of $350 per person, per year must obtain consent from the CCO before accepting such gift.

● This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Wellesley Asset Management, Inc.

● This gift reporting requirement is for the purpose of helping Wellesley Asset Management, Inc. monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

● Supervised persons may not give any gift with a value in excess of $350 per year (or $500 per year if Boston Red Sox tickets are included in the gift) to an advisory client or persons who do business with, advise or render professional services to the Company. Exceptions to the gift giving policy will be considered on a case by case basis by the CCO. Supervised persons must notify the CCO of gifts given.

● All dual registered representatives must abide by FINRA rules limiting gifts to $100.00 per client per year.

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Service as an Officer, Director, or Trustee

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Wellesley Asset Management, Inc.'s clients. Where board service or an officer position is approved, Wellesley Asset Management, Inc. shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

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Whistleblower Policy

As articulated in this Code's Statement of General Policy and Standards of Business Conduct, central to our Firm's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all supervised persons of Wellesley Asset Management, Inc. evidence the Firm's unwavering intent to place the interests of clients ahead of self-interest for Wellesley Asset Management, Inc., our management and staff.

Every employee has a responsibility for knowing and following the Firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm's principal or a similarly designated officer, has overall supervisory responsibility for the Firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another.

Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation.

Wellesley Asset Management, Inc.'s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Supervised persons may report potential misconduct anonymously or not anonymously to the COO or CCO; or provided the COO or CCO also receives such reports, to other designated members of senior management. Supervised persons may report suspected improper activity by the COO or CCO to the Firm’s other senior management.

Serious potential misconduct should be reported directly to the Securities and Exchange Commission at www.sec.gov.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Wellesley Asset Management, Inc. to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes he/she has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO. No policy under the Code shall inhibit an employee's communications with the SEC or any other regulatory agency.

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Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO or, provided the CCO also receives such reports, to such other individual(s) designated in this Code of Ethics, all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

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Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

● a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

● a record of any violation of Wellesley Asset Management, Inc.'s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

● a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Wellesley Asset Management, Inc.;

● a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

● a list of all persons who are, or within the preceding five years have been, access persons; and

● a record of any decision and reasons supporting such decision to approve an access persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

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Acknowledgement

Initial Acknowledgement

All supervised persons shall be provided with a copy of the Code and must initially acknowledge in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must acknowledge to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Acknowledgement

All supervised persons must annually acknowledge in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable, (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

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Annex A

WELLESLEY ASSET MANAGEMENT, INC.

Personal Trading Preclearance Request Form

Preclearance Request Form
Employee:
Security to be traded:	# of shares:
Transaction type: □ Purchase □ Sale □ Other (Stop Loss/Limit)	Proposed transaction date:
Stop-loss Month: Stop Loss/Limit Price: (only valid for current calendar month)	Current Market Price: Total Trade Value:
□ Employee Account □ Other (specify account and number):
Account name/custodian where trade is placed:

To the best of my knowledge and belief, and after due inquiry, I am not in possession of any material, nonpublic information concerning the security listed above; for a stop-loss or limit order, the pre- clearance is valid only in the calendar month of issue and the stop-loss or limit order pre-approval is automatically rescinded if WAM acquires the security in any account; and the proposed transaction is not otherwise prohibited by the provisions of the Code of Ethics, as applicable.

This approval is valid for the proposed transaction date only.

Employee's Signature                                                                                                              Date

To the best of my knowledge and belief, and after due inquiry:

•         there are no prior or pending trades for the security listed above ❑

•         there are prior or pending trades for the security listed above ❑

•         there are prior or pending trades related to the above security ❑

Trader's Signature                                                                                                                     Date

Notification of Approval or Denial (to be completed by the Approving Official)

Your request for preclearance in connection with a transaction in the above-listed security has been:

□ Approved for the proposed transaction date or stop-loss price only, and □ Denied subject to the conditions, if any, set forth below

Notes:

CCO/President/VP Compliance	Date